Exhibit 33.2

MANAGEMENT'S ASSESSMENT OF COMPLIANCE

WITH REGULATION AB SERVICING CRITERIA

CLC Servicing (the “Servicer”) asserts as of December 31, 2007 and for the period from January 1, 2007 to December 31, 2007 (the “Reporting Period”) and as required by Item 1122(d) of Regulation AB of the Securities and Exchange Commission (“Regulation AB”), that:

1.

The Servicer is responsible for assessing compliance as of and for the Reporting Period with the servicing criteria set forth in Item 1122 (d) of Regulation AB, excluding the criteria which we have concluded are not applicable to the servicing activities we perform as indicated on Appendix A, attached hereto (the “Regulation AB Compliance Matrix”), with respect to the funding trust transactions backed by student loan receivables listed on Appendix B (the “Regulation AB Platform”);

2.

The Servicer has assessed its compliance with the Applicable Servicing Criteria for the Reporting Period and has concluded that the Servicer has complied, in all material respects, with the Applicable Servicing Criteria with respect to Regulation AB for the Regulation AB Platform; except as provided on Appendix C.

3.

With respect to servicing criterion 1122(d)(2)(i) and 1122(d)(4)(iv), management has engaged a vendor to perform the activities required by the servicing criteria. The Servicer’s management has determined that the vendor is not considered a “servicer” as defined in item 1101(j) of Regulation AB, and the Servicer’s management has elected to take responsibility for assessing compliance with the servicing criterion applicable to the vendor as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations (“Interpretation 17.06”). The Servicer has policies and procedures in place designed to provide reasonable assurance that the vendor’s activities comply in all material respects with the servicing criterion applicable to the vendor. The Servicer’s management is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendor and related criterion.

4.

Grant Thornton LLP, an independent registered public accounting firm, has issued an attestation report on the assessment of compliance with the Regulation AB Compliance Matrix as of and for the Reporting Period as set forth in this assertion.

The Servicer’s assertion is limited to activities processed on the Regulation AB Platform during the Reporting Period. It does not include an assessment of the impact of activities processed prior to the Reporting Period that might have affected the amounts reported by the Servicer during the Reporting Period.

By the end of June 2008, CLC Servicing will have transferred all pool assets and servicing activities to ACS Education Services, Inc. and exited the business of servicing student loans. The transfer of pool assets and servicing activities to ACS Education Services. Inc. will be done in accordance with the transaction documents.

IN WITNESS WHEREOF, the undersigned has executed this Report of the Servicer as of March 19, 2008.

CLC Servicing

By:	/s/ Steve Snyder
Name: Steve Snyder
Title: President, CLC Servicing

Date:	3/27/08

APPENDIX A

Compliance Consideration Items	Required Compliance
		Applicable	Not Applicable
Item #	General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	X
1122(d)(1)(iii)	Any requirements in the transaction requirements to maintain a back-up servicer for the pool assets are maintained.	X
1122(d)(1)(iv)

A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.

X
Cash Collection & Administration
1122(d)(2)(i)

Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than 2 business days of receipt, or such other number of days specified in the transaction agreements.

X
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X
1122(d)(2)(iii)

Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.

X
1122(d)(2)(iv)

The related accounts for the transaction, such as cash reserve accounts established as a form of over collateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.

X

		Applicable	Not Applicable
1122(d)(2)(v)

Each custodial account is maintained as a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of 240.13k-1(b)(1) of this chapter.

X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	X
1122(d)(2)(vii)

Reconciliations are prepared on a monthly basis for all asset backed accounts, including custodial accounts and related bank clearing accounts. These reconciliations: (A) Are mathematically accurate; (B) Are prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) Are reviewed and approved by someone other than the person who prepared the reconciliations: and (D) Contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

X
Investor Remittances & Reporting
1122(d)(3)(i)

Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically such reports (A) Are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) Provide information calculated in accordance with the terms specified in the transaction agreements; (C) Are filed with the Commission as required by its rules and regulations; and (D) Agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of pool assets serviced by the servicer.

X
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.		X

		Applicable	Not Applicable
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the servicer’s investor records, or such other number of days specified in the transaction agreements.		X
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.		X
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related pool asset documents.	X
1122(d)(4)(ii)	Pool assets and related documents are safeguarded as required by the transaction agreements.	X
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.		X
1122(d)(4)(iv)

Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the applicable servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g. escrow) in accordance with the related pool asset documents.

X
1122(d)(4)(v)	The servicer’s records regarding the pool assets agree with the servicer’s records with respect to an obligor’s unpaid principal balance.	X
1122(d)(4)(vi)

Changes with respect to the terms or status of an obligor’s pool assets (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.

X

		Applicable	Not Applicable
1122(d)(4)(vii)

Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

X
1122(d)(4)(viii)

Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements, Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent pool assets including, for example, phone call, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

X
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents.	X
1122(d)(4)(x)

Regarding any funds held in trust for an obligor (such as escrow accounts): (A) Such funds are analyzed, in accordance with the obligor’s pool asset documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) Interest on such funds is paid, or credited to obligors in accordance with applicable pool asset documents and state laws: and (C) Such funds are returned to the obligor within 30 calendar days of full repayment of the related pool assets, or such other number of days specified in the transaction agreements.

X
1122(d)(4)(xi)

Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

X

		Applicable	Not Applicable
1122(d)(4)(xii)

Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s fund not charged to the obligor, unless the late payment was due to the obligor’s error or omission.

X
1122(d)(4)(xiii)

Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.

X
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	X
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.		X

APPENDIX B

College Loan Corporation Trust I
College Loan Corporation Trust II

Appendix C

•	Reg. AB Section 1122 (d)(2)(i)

Transfer of borrower payments to Deutsche Bank custodial account were not made within 2 days of receipt of payment.

Resolution: CLC Servicing (“CLCS”) was wiring funds to Deutsche Bank every two business days but was not considering the payment posting date. Effective November 9. 2007, CLCS changed its process and began wiring funds to Deutsche Bank within two business days of the payment posting date on the CLCS System.

•	Reg. AB Section 1122 (d)(2)(vii)

Bank account reconciliations have reconciling items that are not cleared within 90 days.

Resolution: As of December 31. 2007, bank account reconciling items are cleared within 90 days.

•	Reg. AB Section 1122 (d)(4)(vi)

Between July and September 2007, the Student Status Confirmation Report (SSCR) automation process was undergoing system enhancements and SSCR reports with student status changes were not processed timely. This resulted in some loans not entering repayment in a timely manner.

Resolution: The backlog of SSCR processing was resolved in early September and SSCR processing has remained current.